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                                                                    EXHIBIT 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accounts, we hereby consent to the use of our report included in this registration statement and to the incorporation by reference in this registration statement of our report dated April 16, 2001 included in Corrections Corporation of America's (formerly Prison Realty Trust, Inc.) Form 10-K for the year ended December 31, 2000; and March 27, 2000 and March 29, 2000 included in Correction Corporation of America's (formerly Prison Realty Trust, Inc.) Registration Statement on Form S-4 filed with the Commission on July 19, 2000 and to all references to our Firm included in this registration statement.


                                                ARTHUR ANDERSEN LLP

Nashville, Tennessee
September 11, 2001